Exhibit 99.2

BioSpecifics Technologies Corp. Stock Trading Halted Today

- FDA Advisory Committee to Review XIAFLEX™ BLA for Dupuytren’s Disease -

LYNBROOK, NY – September 16, 2009 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products, today announced that NASDAQ has halted trading of the Company’s common stock this morning. The Arthritis Advisory Committee appointed by the U.S. Food and Drug Administration’s (FDA) Division of Anesthesia, Analgesia and Rheumatology Products will be meeting today to review and discuss the Biologics License Application (BLA) for XIAFLEX™ for the treatment of Dupuytren's disease, a debilitating disorder resulting from excessive collagen deposition that causes contractures of the fingers. Auxilium Pharmaceuticals, Inc. has licensed the rights to XIAFLEX from BioSpecifics for this indication.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for three clinical indications: Dupuytren's disease; Peyronie's disease; and frozen shoulder (adhesive capsulitis). Its strategic partner Auxilium Pharmaceuticals, Inc. has announced the acceptance of the Biologic License Application (BLA) and Priority Review by the U.S. Food and Drug Administration for injectable collagenase XIAFLEX™ in the treatment of Dupuytren's disease. Pfizer, Inc. is responsible for marketing XIAFLEX™ product in Europe.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com